Exhibit 99.1

UNITED STATES ANTIMONY CORPORATION PO Box 643 47 Cox Gulch Rd. Thompson Falls, Montana 59873-0643 406-827-3523 FAX: 406-827-3543 E-Mail tfl3543@blackfoot.net

U. S. ANTIMONY REPORTS RECORD PRODUCTION

November 18, 2014. Thompson Falls, Montana. United States Antimony Corporation (“USAC”, NYSE MKT “UAMY”) reported it achieved an all time record production of 1,358,518 pounds for the nine months ending September 30, 2014. Meanwhile, Q3 2014 sales were even stronger at 529,129 pounds up 59% from 332,106 pounds the previous quarter.

The surge in production and major factors that continue this rapid growth in the short and intermediate term include the following:
1.
Mexican smelter capacity was increased by 50% with 4 more furnaces by October 2014 at a cost of more than $600,000.  This new capacity allows us to process a substantial inventory of furnace feed previously paid for. A natural gas pipeline was connected in late September at a cost of $1,800,000 that reduced our Mexican smelter costs by $.80 per pound. The most recent Rotterdam average price per pound of antimony metal was $4.11.

2.
Los Juarez silver-gold-antimony property will be brought on stream early in 2015. Recoveries per ton are expected to include 10 pounds of antimony, 5 ounces of silver, and .03 ounces of gold or approximately $150.00 per ton. Costs are estimated at approximately $75.00 per ton. Following the successful operation of the 150 ton per day mill at Puerto Blanco, an additional 500 ton per day mill will be completed and dedicated to Los Juarez. Since USAC owns the property and due to open pit methods of mining, costs are expected to be low.

3.
Hillgrove Australian Mine Agreement is expected to provide 3,000,000 pounds of antimony and up to 1,500 ounces of gold per year starting in early in 2015. This could be expanded to 9,000,000 pounds per year of antimony and up to 4,500 ounces per year of gold. Capital expenditures for the installation are being financed by Hillgrove.

4.	Bear River Zeolite is currently being tested for a large application in the Bakken and other oil and gas fields.

John Lawrence the USAC CEO said “the target production for 2015 is a new all time record of 5,000,000 pounds of antimony plus precious metals.  We have a clear path for another record year in 2016.”

Forward Looking Statements:
This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.